QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND AND
YOU DO NOT WANT TO AMEND SOME OR ALL OF YOUR ELIGIBLE OPTIONS

HEWLETT-PACKARD COMPANY

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
WITHDRAWAL FORM

        You previously received (1) the Offer to Amend the Exercise Price of Certain Options (the "Offer to Amend"); (2) the election form; (3) this withdrawal form; and (4) the e-mail from Tom Hogan dated November 17, 2006. You signed and returned the election form, in which you elected to ACCEPT Hewlett-Packard's offer for some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT Hewlett-Packard's offer for some or all of your eligible options.

        To withdraw your election to accept the offer with respect to some or all of your eligible options, you must sign, date and deliver this withdrawal form via facsimile at (650) 625-3471 no later than 9:00 p.m., Pacific Time, on December 21, 2006. You should note that if you withdraw your acceptance of the offer, you will not receive amended options in replacement for the withdrawn options and those options will not be amended. In addition, to the extent that any of your eligible options were in-the-money at the closing of the Merger, if you withdraw your acceptance of the offer with respect to those options, you will not receive any cash payments for them. You will keep all of the options that you withdraw. These options will continue to be subject to the terms and conditions of the Mercury Interactive Corporation stock plans under which they were granted, as adjusted in connection with the Merger.

        You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by faxing a new election form to (650) 625-3471, no later than 9:00 p.m., Pacific Time, on December 21, 2006.

        Please check the appropriate box:

        / /    I wish to withdraw my election to accept the offer with respect to all of my eligible options and instead REJECT the offer. I do not wish to accept the offer with respect to any option grants.

        OR

        / /    I wish to withdraw my election to accept the offer with respect to each of the option grants listed below (and on any additional sheets which I have attached to this form). I still wish to accept the offer with respect to the rest of the eligible options listed on the last properly submitted election form.

Option Number	Grant Date

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Option Holder Signature	Employee number

Option Holder Name (Please print)	Corporate E-mail Address or Current Valid E-mail Address	Date and Time

        RETURN VIA FAX TO (650) 625-3471 NO LATER THAN 9:00 P.M., PACIFIC TIME,
ON DECEMBER 21, 2006

HEWLETT-PACKARD COMPANY

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Withdrawal Form.

        A properly completed and executed original of this withdrawal form must be received by the Company, via facsimile at (650) 625-3471 no later than 9:00 p.m., Pacific Time, on December 21, 2006 (referred to as the expiration date). If Hewlett-Packard extends the offer, this withdrawal form must be received by the Company via fax at (650) 625-3471 by the date and time of the extended expiration of the offer.

        The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received via fax by the Company. In all cases, you should allow sufficient time to ensure timely delivery. Hewlett-Packard intends to confirm the receipt of your withdrawal form by e-mail within two U.S. business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by the Company. Only responses that are complete, signed and actually received by the Company by the deadline will be accepted. Responses may only be submitted via fax. Responses submitted by any other means, including hand delivery, e-mail, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

        You should note that any options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.

        Although by submitting a withdrawal form you have withdrawn from the offer some or all the options with respect to which you previously chose to accept the offer, you may change your mind and re-elect to accept the offer with respect to the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to amend those options before the expiration date. Re-elections with respect to options may be made at any time before the expiration date. If Hewlett-Packard extends the offer beyond that time, you may re-elect with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to some or all of the withdrawn options, you must fax a later dated and signed election form with the required information to (650) 625-3471 while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you fax, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

        Hewlett-Packard intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Hewlett-Packard has received your response, you must confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail STOCKTENDER@MERCURY.COM. Although it is Hewlett-Packard's intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.

2.     Signatures on this Withdrawal Form.

        If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Hewlett-Packard of the authority of that person to act on your behalf must be submitted with this withdrawal form.

3.     Other Information on this Withdrawal Form.

        In addition to signing this withdrawal form, you must print your name and employee number, if any, and indicate the date and time at which you signed. You must also include your current corporate e-mail address, or if no corporate e-mail address is applicable, then a current e-mail address at which you can be contacted.

4.     Requests for Assistance or Additional Copies.

        Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the election form or this withdrawal form should be e-mailed to STOCKTENDER@MERCURY.COM. Copies will be furnished promptly at Hewlett-Packard's expense. You may also view and print documents at [LINK].

5.     Irregularities.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in good order or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form together with all other required documents must be received via facsimile by the Company, no later than 9:00 p.m. Pacific Time on December 21, 2006.

6.     Additional Documents to Read.

        You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the offer.

7.     Important Tax Information.

        You should refer to Section 14 of the Offer to Amend and Schedules C through G of the Offer to Amend, if applicable, which contain important U.S. federal and non-U.S. income tax information. We also recommend that you consult with a financial, legal and/or tax planner regarding the personal tax consequences of this offer to you before deciding whether or not to participate in this offer. You should direct general questions about the terms of this offer or requests for general tax information about this offer to Jason Russell, Deloitte Tax LLP, at HP409A@DELOITTE.COM.

QuickLinks

  Exhibit (a)(1)(D)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND AND YOU DO NOT WANT TO AMEND SOME OR ALL OF YOUR ELIGIBLE OPTIONS
HEWLETT-PACKARD COMPANY
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS WITHDRAWAL FORM
HEWLETT-PACKARD COMPANY
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
  1. Delivery of Withdrawal Form.
  2. Signatures on this Withdrawal Form.
  3. Other Information on this Withdrawal Form.
  4. Requests for Assistance or Additional Copies.
  5. Irregularities.
  6. Additional Documents to Read.
  7. Important Tax Information.